Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of May 31, 2019 is between Tower Automotive Operations USA I, LLC, a Delaware limited liability company (the “Company”) and Reid H. Southby, an individual (the “Employee”). (The Company and the Employee are each a “Party” and, collectively, the “Parties”.)

WHEREAS, effective as of June 17, 2019 (the “Effective Date”), the Company desires that Employee serve as its Executive Vice President and General Manager, North America, and Employee desires to serve in such capacity; and

WHEREAS, the Parties wish to establish the terms and conditions of the Employee’s employment as Executive Vice President and General Manager, North America;

NOW, THEREFORE, the Parties agree as follows:

1.        Effectiveness. Effective upon the Effective Date, the Company agrees to employ the Employee, and the Employee accepts such employment with the Company, subject to, and in accordance with, the terms of this Agreement.

2.        Term. Subject to earlier termination pursuant to Section 5 below, this Agreement and the employment relationship hereunder shall continue from the Effective Date until December 31, 2020 (the “Initial Term”). The term of employment shall on each January 1 thereafter be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either Party, at least sixty (60) calendar days prior to the expiration of the Initial Term or any extended term, shall give written notice to the other of its or his intention not to renew such employment term. As used in this Agreement, “Term” shall refer to the period beginning on the Effective Date and ending on the date on which the Employee’s employment terminates in accordance with this Section 2 or Section 5. Upon the expiration of the Term or earlier termination of this Agreement and the employment relationship hereunder, the Company shall have no further obligations to the Employee under this Agreement or otherwise, except as specifically set forth in Section 5.

3.        Duties and Title.

3.1       Title. The Company shall employ the Employee to render exclusive and full-time services to the Company and the other members of the Company Group (as defined below). The Employee shall serve in the capacity of Executive Vice President and General Manager, North America and in such other positions or capacities commensurate with his position as may be requested by the Board of Directors of Tower (the “Board”), the Chairman of the Board and/or the Chief Executive Officer of Tower (the “CEO”) (including, without limitation, serving as an officer of, or in another capacity for, one or more members of the Company Group), and shall report directly to the CEO. As used in this Agreement: (a) “Company Group” means the Company and its Affiliates; and (b) “Affiliate” of any individual or entity means any other individual or entity that directly or indirectly controls, is controlled by, or is under common control with, the individual or entity; provided that, for purposes of this Agreement, an “Affiliate” of the Company means Tower and any entity that is owned or controlled by Tower.

3.2        Duties. During the Term, the Employee shall have such authority and responsibilities and shall perform such executive duties as may be assigned to the Employee by the CEO, the Board and/or the Chairman of the Board, including such duties as are customarily performed by an Executive Vice President and General Manager, North America of a company in similar lines of business as the Company and its Affiliates and, without limitation, performing services for the other members of the Company Group. Notwithstanding, anything contained herein to the contrary, the Employee’s authority and responsibilities shall be limited to the extent determined by the Board, the Chairman of the Board and/or the CEO. During the Term, the Employee shall devote all of his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company Group; provided, however, that the Employee may serve as a director of an entity with the written approval of the Board, engage in charitable activities and manage his own personal investments so long as such activities do not interfere with his duties and responsibilities hereunder.

3.3       Location. The Employee shall perform his full-time services to the Company Group in the Company’s Livonia, Michigan office; provided, however, that the Employee shall be required to travel as necessary to perform his duties hereunder.

4.        Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement (including, without limitation, services as an officer, director or member of any committee of any member of the Company Group or any division of a member of the Company Group), the Company shall provide the Employee with the following during the Term:

4.1        Base Salary. During the Term, the Company shall pay the Employee a base salary of $500,000 on an annualized basis, payable in accordance with the customary payroll practices of the Company (“Base Salary”). The Base Salary shall be subject to periodic review and adjustments as the Compensation Committee of the Board (the “Committee”) deems appropriate, in its discretion. Except to the extent commensurate with “across the board” reductions to base salaries made applicable to similarly situated officers of the Company, the Employee’s Base Salary may not be decreased.

4.2        Annual Bonus. Subject to Section 7.16 below, for each fiscal year ending during the Term, the Employee shall be eligible to receive, under the Company’s annual incentive program pursuant to the Tower International, Inc. 2010 Equity Incentive Plan (or any successor plan thereto) (the “Equity Plan”), an annual variable bonus payment with a target gross amount of one hundred percent (100%) of the Employee’s annualized Base Salary (as in effect as of the beginning of the applicable fiscal year or, in the case of the 2019 fiscal year, as in effect as of the Effective Date) (the “Annual Bonus”), subject to market evaluation and adjustment of such target amounts at the discretion of the Committee. The precise amount of the Annual Bonus shall be based on work performance and achievement of targets as determined by the Committee at the beginning of the applicable fiscal year; provided that the Annual Bonus for the 2019 fiscal year shall be based on the greater of a) the percentage payout level achieved by other members of the Company’s Executive Leadership Team, or b) 100%. If such targets are fully achieved, the Employee shall be eligible for one hundred percent (100%) of the target Annual Bonus. If the targets are under-achieved or over-achieved, the Annual Bonus shall be reduced or increased, as applicable, as determined by the Committee. The Annual Bonus payment shall be due and payable at such time or times as the Committee determines (the “Annual Bonus Approval Date”), but not later than the later of May 1 of the year following the fiscal year to which the Annual Bonus relates or thirty (30) days following approval by the Board (or committee thereof) of the audited financial statements of the Company Group for such fiscal year. To be eligible to receive any Annual Bonus (or portion thereof), the Employee must be employed by the Company on the Annual Bonus Approval Date, except as provided in Section 5.

4.3       LTI Awards. Subject to Section 7.16 below, for each fiscal year ending during the Term, the Employee shall be eligible to receive an annual long term incentive (LTI) award pursuant to the Equity Plan with a target gross amount of one hundred and fifty percent (150%) of the Employee’s annualized Base Salary (as in effect as of the beginning of the applicable fiscal year), subject to market evaluation and adjustment of such target amounts at the discretion of the Committee.

4.4        Participation in Employee Benefit Plans. The Employee shall be entitled during the Term, if and to the extent eligible, to participate in all of the applicable benefit plans (excluding severance plans, if any) of the Company, which may be available to other senior executives of the Company. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Employee’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other executives of the Company.

4.5        Expense Reimbursement.

(a)       During the Term, the Employee shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

(b)       All reimbursements and in-kind benefits provided under this Agreement that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be made or provided in accordance with Code Section 409A, and: (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred (and then only to the extent the Employee has submitted an invoice for such fees or expenses at least thirty (30) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred, and the Employee has complied with all Company policies regarding such reimbursements); (ii) the amount of in-kind benefits or expenses that the Company is obligated to reimburse in any given calendar year (other than medical reimbursements described in Treas. Reg. Section 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits or expenses eligible for reimbursement by the Company in any other calendar year; (iii) the Employee’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligation to make such reimbursements or to provide such in-kind benefits apply later than the periods set forth in this Agreement.

4.6        Accelerated Vesting of Equity and LTI Awards. Notwithstanding anything in the Equity Plan or any award agreement issued thereunder to the contrary, all then outstanding awards granted to the Employee pursuant to the Equity Plan, shall immediately become fully vested upon the consummation of a Change in Control (as defined below) (assuming, in the case of each performance award, target level performance for the entire performance period (without proration of the amount payable thereto). For purposes of this Agreement, “Change in Control” shall be defined as set forth in Section 2.6 of the Equity Plan on the Effective Date of this Agreement.

4.7       Retention Bonus. The Employee shall one hundred percent (100%) vest in a lump sum cash retention bonus in the amount of $465,000 (the “Retention Bonus”) on the earliest to occur of: (a) June 1, 2020, provided that prior to such date: (i) the Employee’s employment with the Company has not been terminated by the Company for Cause (as defined below), (ii) the Employee’s employment with the Company has not been terminated by the Company following the consummation of a Change in Control (as defined below), or (iii) the Employee has not voluntarily resigned from his employment with the Company, unless said resignation occurs for Good Reason (as defined below) in circumstances other than a Change in Control; or (b) the date on which the Employee terminates employment with the Company due to death or Disability (as defined below). Payment of the Retention Bonus shall occur on the date (the “Payment Date”) on which the Retention Bonus vests (or the next payroll date thereafter, which is anticipated to be June 15, 2020 if vesting occurs on June 1, 2020); provided that, in the case of payment upon termination of employment due to Disability, the Payment Date shall be delayed until the first business day of the seventh month following the Employee’s termination pursuant to Section 7.11 if necessary to comply with Section 409A(a)(2)(B) of the Code.

5.        Termination of Employment.

5.1        By the Company for Cause or by the Employee. If: (i) the Company terminates the Employee’s employment with the Company for Cause; or (ii) the Employee terminates his employment with the Company for any reason or no reason, then the Employee shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Employee, the following (collectively, the “Accrued Benefits”):

(a)        the Employee’s earned, but unpaid, Base Salary through the effective date of termination (payable in accordance with Section 4.1 above) and any amounts or benefits (if any) that are vested amounts or vested benefits or that the Employee is otherwise entitled to receive under the express provision of any plan, program, policy or practice on the effective date of termination (excluding, without limitation, severance pay plans (if any) and any amounts or benefits (if any) that are forfeited in the event of a termination for Cause, termination by the Employee for any reason or no reason, or other termination in accordance with the terms of the applicable plan, program, policy, or practice), which amounts and/or benefits shall be payable or provided in accordance with the terms of such plan, program, policy or practice;

(b)        any Annual Bonus (or portion thereof), if any, relating to the fiscal year prior to the fiscal year in which the effective date of the Employee’s termination occurs that was earned on the applicable Annual Bonus Approval Date, but unpaid, as of the date of termination, which unpaid Annual Bonus (or portion thereof) shall be payable in accordance with Section 4.2; and

(c)        expenses reimbursable under Section 4.5 incurred, but not yet reimbursed to the Employee, to the date of termination.

For the purposes of this Agreement, “Cause” means, as determined by a majority of the Board and/or the CEO, in the Board’s and/or the CEO’s reasonable business judgment acting in good faith and engaging in fair dealing with the Employee, with respect to conduct during the Employee’s employment with the Company, whether or not committed during the Term: (i) commission of a felony by the Employee; (ii) acts of dishonesty by the Employee resulting or intending to result in personal gain or enrichment at the expense of any member of the Company Group or any of their respective Affiliates; (iii) the Employee’s appropriation (or attempted appropriation) of any business opportunity of any member of the Company Group or any of their respective Affiliates, including, without limitation, attempting to secure or securing any personal profit or benefit in connection with any transaction entered into by or on behalf of any member of the Company Group or any of their respective Affiliates; (iv) the Employee’s material breach of any of his duties, representations, warranties, covenants or other obligations under this Agreement; (v) conduct by the Employee in connection with his duties hereunder that is fraudulent or grossly negligent or that the Employee knew or reasonably should have known to be unlawful, provided that any action taken by the Employee on the advice of the Company’s General Counsel (or his/her designee) shall not be treated as unlawful for purposes of this clause (v); (vi) engaging in personal conduct by the Employee (including, but not limited to, employee harassment or discrimination, or the use or possession at work of any illegal controlled substance) which seriously discredits or damages any member of the Company Group or any of their respective Affiliates; (vii) contravention of specific lawful direction of the Board and/or the CEO, failure to adhere to any applicable policy or procedure of the Company of which the Employee has knowledge or which has been provided to the Employee in writing, or inattention to or failure to attempt, in good faith, to perform the material duties to be performed by the Employee under the terms of this Agreement; or (viii) breach of the Employee’s covenants set forth in Section 6 below before termination of employment; provided, that, with respect to clauses (iv) and (vii) only, the Employee shall have thirty (30) days after notice from the Company, which notice shall set forth in reasonable detail a description of the deficiency determined by the Board and/or the CEO to constitute Cause, to cure the deficiency leading to the Cause determination, if curable. A termination for “Cause” shall be effective immediately (or on such other date set forth by the Company).

5.2        By the Company Without Cause or Due to the Company’s Decision Not to Extend a Term or By the Employee for Good Reason or Due to Death or Disability. If, during the Term, (i) the Company terminates the Employee’s employment without Cause (which may be done at any time with or without prior notice) or elects not to extend the Term per Section 2 above; (ii) the Employee terminates his employment for Good Reason upon at least thirty (30) days prior written notice and opportunity to cure; (iii) the Employee’s employment terminates due to his death; or (iv) the Company terminates the Employee’s employment due to the Employee’s Disability (as defined below), then the Employee (or, in the event of the Employee’s death or incapacity, the Employee’s legal representative) shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide:

(a)        the Accrued Benefits and, if payable pursuant to Section 4.7 (and not yet paid), the Retention Bonus (which, for avoidance of doubt, shall be paid in accordance with Section 4.7); and

(b)        subject to the Employee’s (or, in the event of the Employee’s death or incapacity, the Employee’s legal representative’s) execution, delivery and non-revocation of a general release in a form satisfactory to the Company (the “Release”), which Release, among other things, shall include a general release of the members of the Company Group, each of their respective direct and indirect parent entities and direct and indirect subsidiaries, each of their respective Affiliates, and each of their respective officers, directors, employees, shareholders, members, managers, partners, plan administrators, and agents, as well as the predecessors, past and future successors and assigns or estates of any of the foregoing, from all liability; provided, however, that the Release shall preserve the Employee’s rights, if any: (i) to indemnification under the Company Group’s Bylaws (as amended from time to time), applicable law or otherwise, and coverage under the Company Group’s Directors and Officers liability insurance policies for any claims arising out of or relating to the Employee’s employment with the Company; (ii) to the Accrued Benefits; (iii) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and (iv) under any provisions of this Agreement that are intended to survive the termination of this Agreement and the Employee’s employment hereunder (including, without limitation, the Company’s obligations under this Section 5.2):

(i)        an aggregate amount equal to:

(A)       one (1) times the Employee’s annualized rate of Base Salary as of the effective date of termination (the “Base Severance Amount”); plus

(B)       the average of the Employee’s bonuses paid for the three (3) consecutive fiscal years immediately prior to the year of employment termination, plus a pro-rated bonus for the year of the Employee’s employment termination based on the actual bonus awards earned and paid for the fiscal year of the Employee’s termination (in the aggregate, the “Bonus Severance Amount”). The pro-rated amount will be based on the number of days in the fiscal year up to and including the date of employment termination in relation to the total number of days in the fiscal year; and

(ii)       if the Employee (or, if eligible for continuation coverage under the terms of such plans and applicable law, the Employee’s legal representatives) elects continuing group coverage pursuant to COBRA, the Company (on a taxable basis) shall waive (or reimburse the Employee on a monthly basis for) the cost of such coverage to the extent that such cost exceeds the cost that the Company charges active employees for similar coverage until the earlier of (x) the completion of the first twelve (12) months of COBRA coverage, or (y) the date that the Employee (or the Employee’s legal representatives, if applicable) is covered under another group health plan, subject to the terms of the plans and applicable law. The Company may modify its obligation to provide such benefit to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it under the Patient Protection and Affordable Care Act of 2010, as amended, provided that it does so in a manner that to the extent possible, as determined by the Company in its discretion, preserves the economic benefit and original intent of such benefit but does not cause such a penalty or excise tax.

For the purposes of this Agreement, “Disability” means a determination by the Company in accordance with applicable law that, as a result of a physical or mental injury or illness, the Employee is unable to perform the essential functions of his job (with or without reasonable accommodation) for a period of (i) ninety (90) consecutive days, or (ii) one hundred twenty (120) days in any twelve-month period.

The Base Severance Amount, less standard income and payroll tax withholdings and other authorized deductions, shall be payable in twelve (12) equal monthly installments, commencing within seventy-five (75) days following the Employee’s date of termination, but in no event later than March 15 of the year following the year in which the Employee’s date of termination occurs; provided, however, that payment of the Base Severance Amount shall not commence unless the statutory period during which the Employee is entitled to revoke the Release has expired during the 75-day period following the Employee’s date of termination and provided further that any payments provided hereunder shall be made in the second taxable year if the 75-day period begins in one taxable year of the Employee and ends in the subsequent taxable year. Each installment of the Base Severance Amount shall be treated as a separate payment for purposes of Code Section 409A.

The Bonus Severance Amount, less standard income and payroll tax withholdings and other authorized deductions, shall be payable in a single lump sum between January 1 and March 15 of the year following the year in which the Employee’s date of termination occurs; provided, however, that payment of the Bonus Severance Amount shall not be made unless the statutory period during which the Employee is entitled to revoke the Release has expired.

The Company shall have no obligation to provide the payments and benefits (other than Accrued Benefits) set forth above in the event that the Employee breaches the provisions of Section 6.

5.3       By the Company without Cause or by the Employee for Good Reason Following a Change in Control. If, within two (2) years following the consummation of a Change in Control, (i) the Company terminates the Employee’s employment without Cause (which may be done at any time with or without prior notice and, for the avoidance of doubt, includes a termination by the Company without Cause that occurs simultaneous with or immediately prior to the consummation of a Change in Control); or (ii) the Employee terminates his employment for Good Reason (as defined below), upon at least thirty (30) days prior written notice and opportunity to cure; then, in lieu of any amounts or benefits otherwise payable pursuant to Section 5.2, the Employee shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide:

(a)        the Accrued Benefits and, if payable pursuant to Section 4.7 (and not yet paid), the Retention Bonus (which, for avoidance of doubt, shall be paid in accordance with Section 4.7); and

(b)        subject to the Employee’s execution, delivery and non-revocation of a Release, the terms of which are described in Section 5.2(b) above:

(i)        an aggregate amount equal to:

(A)       two (2) times the Employee’s annualized rate of Base Salary as of the effective date of his employment termination (the “CIC Base Severance Amount”); plus

(B)       two (2) times the Employee’s target bonus for the year of employment termination, plus a pro-rated bonus for the year of the Employee’s employment termination based on the actual bonus awards for the fiscal year of the Employee’s termination (in the aggregate, the “CIC Bonus Severance Amount”). The pro-rated amount will be calculated based on the number of days in the fiscal year up to and including the date of employment termination in relation to the total number of days in the fiscal year; and

(ii)       if the Employee (or, if eligible for continuation coverage under the terms of such plans and applicable law, the Employee’s legal representatives) elects continuing group coverage pursuant to COBRA, the Company (on a taxable basis) shall waive (or reimburse the Employee on a monthly basis for) the cost of such coverage to the extent that such cost exceeds the cost that the Company charges active employees for similar coverage until the earlier of (x) the completion of the first eighteen (18) months of COBRA coverage, or (y) the date that the Employee (or the Employee’s legal representatives, if applicable) is covered under another group health plan, subject to the terms of the plans and applicable law. The Company may modify its obligation to provide such benefit to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it under the Patient Protection and Affordable Care Act of 2010, as amended, provided that it does so in a manner that to the extent possible, as determined by the Company in its discretion, preserves the economic benefit and original intent of such benefit but does not cause such a penalty or excise tax.

(c)       The CIC Base Severance Amount, less standard income and payroll tax withholdings and other authorized deductions, shall be payable in twenty-four (24) equal monthly installments, commencing within seventy-five (75) days following the Employee’s date of employment termination, but in no event later than March 15 of the year following the year in which the Employee’s date of termination occurs; provided, however, that payment of the CIC Base Severance Amount shall not commence unless the statutory period during which the Employee is entitled to revoke the Release has expired during the 75-day period following the Employee’s termination and provided further that any payments provided hereunder shall be made in the second taxable year if the 75-day period begins in one taxable year of the Employee and ends in the subsequent taxable year. Each installment of the CIC Base Severance Amount shall be treated as a separate payment for purposes of Code Section 409A.

(d)       The CIC Bonus Severance Amount, less standard income and payroll tax withholdings and other authorized deductions, shall be payable in a single lump sum between January 1 and March 15 of the year following the year in which the Employee’s date of termination occurs; provided, however, that payment of the CIC Bonus Severance Amount shall not be made unless the statutory period during which the Employee is entitled to revoke the Release has expired.

(e)       If the payment of any of the foregoing amounts or benefits under Section 5.3 (when added to any other payments or benefits provided to the Employee in the nature of compensation under Code Section 280G(b)(2)) (the “Total Payments”) shall be subject to the excise tax imposed by Code Section 4999, the aggregate Present Value of the Payments (defined below) under this Agreement shall be reduced (but not below zero) to the Reduced Amount, but only if reducing the Payments shall provide the Employee with a Net After-Tax Benefit that is greater than if the reduction is not made. The reduction of amounts payable hereunder, if applicable, shall be determined by the Accounting Firm (defined below) in an amount that has the least economic cost to the Employee and, to the extent the economic cost is equivalent, then all Payments, in the aggregate, shall be reduced in the inverse order of when the Payments, in the aggregate, would have been made to the Employee until the specified reduction is achieved. For purposes of this Agreement, the following definitions apply:

“Net After-Tax Benefit” means the Present Value of a Payment, net of all federal, state and local income, employment and excise taxes, determined by applying the highest marginal rate(s) applicable to an individual for the Employee’s taxable year in which Payment is made.

“Payment” means any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise.

“Present Value” means the value determined in accordance with Code Section 280G.

“Reduced Amount” means an amount expressed in Present Value that maximizes the aggregate Present Value of Payments without causing any Payment to be subject to excise tax under Code Section 4999 or the corporate deduction limitation under Code Section 280G.

The Code Section 280G calculations under this Agreement and the determination that Payments shall be reduced or not reduced based on the Net After-Tax Benefit shall be made by a nationally recognized independent public accounting firm selected by the Company (the “Accounting Firm”), which shall provide its determination and any supporting calculations to the Company and the Employee within ten (10) days after the Employee’s employment termination. The reasonable costs and expenses of the Accounting Firm shall be borne by the Company. The determination by the Accounting Firm shall be binding upon the Company and the Employee. In making its determination, the Accounting Firm shall take into account (if applicable) the value of the Employee’s non-competition covenant set forth in Section 6 of this Agreement, which value shall be determined by the independent appraisal of a nationally-recognized business valuation firm selected by the Company, and a portion of the Payments shall, to the extent of the appraised value, be specifically allocated as reasonable compensation for such non-competition covenant and shall not be treated as a parachute payment. If the Accounting Firm’s determination is disputed by the Internal Revenue Service, the Company shall reimburse the Employee for the cost of the Employee’s reasonable attorneys’ fees for counsel selected by the Company, and any tax penalties (including excise tax) and interest ultimately incurred by the Employee upon resolution of the dispute. Reimbursement shall be made in accordance with the Code Section 409A procedures set forth in Section 4.5(b) hereof.

The Company shall have no obligation to provide the payments and benefits (other than Accrued Benefits) set forth above in the event that Employee breaches the provisions of Section 6.

For the purposes of this Agreement, “Good Reason” means, without the Employee’s consent, (i) a material adverse reduction in Employee’s authority, responsibilities or duties as Executive Vice President and General Manager, North America; or (ii) the Company’s material breach of the terms of this Agreement; provided that a suspension of the Employee and the requirement that the Employee not report to work shall not constitute “Good Reason” if the Employee continues to receive the compensation and benefits required by this Agreement.

The Employee shall be deemed to have consented to any act or event that would otherwise give rise to “Good Reason,” unless the Employee provides written notice to the Company specifying the act or event within thirty (30) days following the occurrence of such act or event. The Company shall have thirty (30) days after receipt of notice from the Employee specifying the act or event otherwise constituting Good Reason to cure the act or event that otherwise would constitute Good Reason.

5.4        No Mitigation; No Offset. The Employee shall be under no obligation to seek other employment after his termination of employment with the Company and the obligations of the Company to the Employee which arise upon the termination of his employment pursuant to this Section 5 shall not be subject to mitigation or offset.

5.5        Resignation from any Boards and Position. If the Employee’s employment is terminated for any reason under this Agreement, unless otherwise agreed by the Parties, he shall be deemed to resign (i) if a member, from the Board or board of directors of any other member of the Company Group or any other board to which he has been appointed or nominated by or on behalf of the Company or any other member of the Company Group, and (ii) from any position with any member of the Company Group, including, but not limited to, as an officer of any member of the Company Group; and the Employee agrees to take all further actions that are deemed reasonably necessary by the Company to effectuate or evidence such resignations.

6.        Restrictions and Obligations of the Employee.

6.1        Confidentiality.

(a)       During the course of the Employee’s employment by the Company (prior to and during the Term) or otherwise, the Employee has had and will have access to certain trade secrets and confidential information relating to the Company and its Affiliates, its and their respective direct and indirect parent entities and direct and indirect subsidiaries and each of their respective Affiliates, as well as their respective predecessors, successors and assigns (collectively, the “Protected Parties”) which is not readily available from sources outside the Protected Parties. The confidential and proprietary information and trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Employee acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Employee shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company or its Affiliates or otherwise and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, the Employee shall not, during the period the Employee is employed by the Company or its Affiliates or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Employee use it in any way, except in the course of the Employee’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement with any Protected Party to which the Employee is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed to the extent necessary in the formal proceedings related thereto. The Employee shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Employee understands and agrees that the Employee shall acquire no rights to any such Confidential Information. Notwithstanding the foregoing or anything else contained herein to the contrary, this Agreement shall not preclude the Employee from disclosing Confidential Information to a governmental body or agency or to a court if and to the extent that a restriction on such disclosure would limit the Employee from exercising any protected right afforded the Employee under applicable law, including the ability to receive an award for information provided to a governmental body.

(b)       Employee acknowledges receipt of the following notice under the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he (i) makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

(c)        All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 6.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Protected Parties, whether prepared by the Employee or otherwise coming into the Employee’s possession, shall remain the exclusive property of the Company or other Protected Parties, as applicable, and the Employee shall not remove any such items from the premises of the Company or other Protected Parties, except in furtherance of the Employee’s duties under this Agreement.

(d)        It is understood that while employed by the Company or any of its Affiliates, the Employee will promptly disclose to the Company and to no one else, any idea, invention, technique, modification, process, or improvement (whether patentable or not, any industrial design (whether registrable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a product (whether recordable or not) and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Employee or the Employee’s Affiliate (“Inventions”), either solely or in conjunction with others, during Employee’s employment with the Company or any of its Affiliates, that relates in any way to, or is useful in any manner to, the business then being conducted or proposed to be conducted by any member of the Company Group or any of their respective Affiliates and any such item created by the Employee or the Employee’s Affiliate, either solely or in conjunction with others, that is based upon or uses Confidential Information. Employee agrees that (i) each Invention belongs, or shall belong, exclusively to the Company from conception, (ii) all of the Employee’s writings, works of authorship, specially commissioned works, and other Inventions are works made for hire and are the exclusive property of the Company, including any copyrights, patents, or other intellectual property rights pertaining thereto, and (iii) if it is determined that any such Inventions are not works made for hire, the Employee hereby irrevocably assigns to the Company all of the Employee’s right, title and interest, including rights of copyright, patent, and other intellectual property rights, to or in such Inventions. The Employee covenants that the Employee shall promptly (i) provide a separate written irrevocable assignment to the Company, or to an individual or entity designated by the Company, at the Company’s request and without additional compensation, all of the Employee’s right to any Inventions in the United States and all foreign jurisdictions, (ii) at the Company’s expense, execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Invention in the United States and any foreign jurisdictions, (iii) at the Company’s expense, execute and deliver all other papers deemed necessary by the Company to carry out the above obligations, and (iv) give testimony and render any other assistance in support of the Company’s rights to any Invention (with the Company paying the Employee a reasonable fee for the Employee’s time if the Employee’s employment with the Company or any of its Affiliates has ended at the time of such testimony or assistance). In the event that the Company is unable to secure the Employee’s signature after reasonable effort in connection with any patent, trademark, copyright or other similar protection relation to an Invention, the Employee irrevocably designates and appoints the Company and its respective officers and agents as the Employee’s agent and attorney-in-fact, to act for and on the Employee’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or similar protection thereon with the same legal force and effect as if executed by the Employee. At all times during and after the Employee’s employment by the Company, the Employee shall assist the Company in obtaining, maintaining, and renewing patent, copyright, trademark and other appropriate protection for any Invention, in the United States and in any foreign jurisdictions, at the Company’s expense.

(e)        As requested by the Company, from time to time and upon the termination of the Employee’s employment with the Company for any reason or no reason, the Employee shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in the Employee’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Employee will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

6.2        Non-Solicitation or Hire. During the Term and for a period of twelve (12) months following the Employee’s employment termination if such employment termination was pursuant to Section 5.1 or Section 5.2, or twenty-four (24) months following the Employee’s employment termination if such employment termination was pursuant to Section 5.3 (the “Non-Solicit Period”), the Employee shall not, directly or indirectly, solicit or attempt to solicit or induce or attempt to induce, directly or indirectly, (a) any individual or entity who or which is a customer of the Company or any of the other Protected Parties, or who or which was a customer of the Company or any of the other Protected Parties at any time during the twelve (12) month period immediately prior to the date of the Employee’s employment termination, for the purpose of marketing, selling or providing to any such individual or entity any services or products offered by or available from the Company or any of the other Protected Parties (provided that if the Employee intends to solicit any such party for any other purpose, he shall notify the Company of such intention and receive prior written approval from the Company), (b) any supplier to or customer or client of the Company or any of the other Protected Parties to terminate, reduce or alter negatively its relationship with the Company or any of the other Protected Parties or in any manner interfere with any agreement or contract between the Company and/or any of the other Protected Parties and such supplier, customer or client, or (c) any employee or agent of the Company or any of the other Protected Parties or any individual or entity who or which was an employee or agent of the Company or any of the other Protected Parties during the twelve (12) month period immediately prior to the date of the Employee’s employment termination, to terminate such individual’s or entity’s employment relationship with, or engagement to perform services for, the Protected Parties in order, in either case, to enter into a similar relationship with the Employee, or any other person or entity in competition with the Business of the Company or any of the other Protected Parties. The Employee further agrees that, during the Non-Solicit Period, he shall not, directly or indirectly, (i) hire or engage (or assist in the hiring or engaging of) any employee or agent of the Company or any of the other Protected Parties or any individual or entity who or which was an employee or agent of the Company or any of the other Protected Parties during the twelve (12) month period immediately prior to the date of the Employee’s employment termination to enter into a similar relationship with the Employee or any other person or entity in competition with the Business of the Company or any of the other Protected Parties, (ii) solicit, divert with the intention to take away, or attempt to divert with the intention to take away, any investment opportunity considered by the Company or any other Protected Party, or (iii) interfere with, disrupt, or attempt to interfere with or disrupt, or assist others to disrupt or interfere with, the relationship, contractual or otherwise, between the Company or of the other Protected Parties and any of their respective customers, clients, accounts, investors, suppliers, lessors, consultants, independent contractors, agents, or employees.

6.3        Non-Competition. During the Term and for a period of twelve (12) months following the termination of the Employee’s employment if such employment termination was pursuant to Section 5.1 or Section 5.2, or twenty-four (24) months following the termination of the Employee’s employment termination if such employment termination was pursuant to Section 5.3 (the “Non-Compete Period”), the Employee shall not, directly or indirectly, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or its Affiliates, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in (a) the sale, distribution, manufacturing and/or design of structural metal components and assemblies for the automotive industry, or (b) any other business conducted by the Company, any other member of the Company Group or any of their respective Affiliates on the date of the Employee’s termination of employment or within twelve (12) months after the Employee’s employment termination if such employment termination was pursuant to Section 5.1 or Section 5.2, or twenty-four (24) months after the Employee’s employment termination if such employment termination was pursuant to Section 5.3, in the geographic locations where the Company, the other members of the Company Group and/or their respective Affiliates engage or propose to engage in such business (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Employee from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Employee has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Employee in connection with any permissible equity ownership).

6.4       Nondisparagement. The Employee agrees that he shall not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, any of the other Protected Parties or any of their present or former respective members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. Nothing herein shall restrict or limit the Employee from exercising any protected right afforded under applicable law, including reporting information to a governmental body in accordance with applicable law.

6.5        Property. The Employee acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession or control during his employment by the Company or its Affiliates are the sole property of the Company and/or the other Protected Parties, as applicable (“Company Property”). During the Term, and at all times thereafter, the Employee shall not remove, or cause to be removed, from the premises of the Company or any of the other Protected Parties, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or any of the other Protected Parties, except in furtherance of his duties under the Agreement. When the Employee’s employment with the Company terminates, or upon request of the Company at any time, the Employee shall promptly deliver to the Company all copies of Company Property in his possession or control.

6.6       Cooperation. During the Term and thereafter, the Employee shall cooperate with the Company and its Affiliates in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Employee making himself available to the Company upon reasonable notice for interviews and factual investigations, appearing to give testimony at the Company’s request without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Employee’s possession, all at times and on schedules that are reasonably consistent with the Employee’s other permitted activities and commitments). In the event that the Company requires the Employee’s cooperation in connection with this Section 6.6, the Company shall pay the Employee a reasonable fee if the Employee’s employment with the Company or any of its Affiliates has ended at the time of such testimony or assistance, and the Company shall reimburse the Employee for reasonable expenses incurred in connection herewith (including lodging and meals, upon acceptable substantiation, including receipts). Nothing herein shall restrict or limit the Employee from exercising any protected right afforded under applicable law, including reporting information to a governmental body in accordance with applicable law.

6.7        Remedies; Specific Performance; Calculation of Time Period. The Parties acknowledge and agree that the Employee’s breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and temporary, preliminary and permanent injunctive relief (without being obligated to post a bond or other collateral) and to an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such violation, as remedies for any such breach or threatened or attempted breach. The Employee hereby consents to the grant of an injunction (temporary or otherwise) against the Employee or the entry of any other court order against the Employee prohibiting and enjoining him from violating, or directing him to comply with, any provision of Section 6. The Employee also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Employee set forth in Section 6, except as required by law, the Employee shall not be entitled to any payments set forth in Sections 5.2 and 5.3 hereof if the Employee has breached the covenants applicable to the Employee contained in Section 6, and the Employee agrees to immediately return to the Company any such payments previously received under Sections 5.2 or 5.3 upon such a breach. Further, in the event of such breach, the Company shall have no obligation to pay any of the amounts that remain payable by the Company under Sections 5.2 and 5.3. The Employee also agrees that, without limiting the Protected Parties’ remedies for any breach or threatened breach of his obligations under Section 6, the Employee shall be responsible for payment (in an amount not to exceed $100,000 in the aggregate) of the attorneys’ and experts’ fees and expenses of the Protected Parties, as well as court or other forum costs, pertaining to any suit, arbitration, mediation, action or other proceeding (including the costs of any investigation related thereto) arising directly or indirectly out of the Employee’s violation or threatened violation of any of the provisions of Section 6. Further, without limiting the Protected Parties’ remedies for any breach of any restriction on the Employee set forth in Section 6, the Employee agrees that if he breaches any of restrictions set forth in Sections 6.2 or 6.3, the running of the time period of such provision(s) shall be extended from the end of the original Non-Solicit Period or Non-Compete Period, as applicable, for the period of time the Employee was in breach of the provision(s).

7.       Other Provisions.

7.1        Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

(a)	If the Company, to:

Tower Automotive Operations USA I, LLC

17672 N. Laurel Park Drive, Suite 400E

Livonia, Michigan 48152

Attn: Chief Executive Officer

Telephone: (248) 675-6000

Facsimile: (248) 675-6801

and

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attn: Robert G. Minion, Esq.

Telephone: (212) 262-6700
Facsimile: (212) 262-7402

(b)	If the Employee, to the Employee’s home address reflected in the Company’s records.

7.2        Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

7.3        Representations and Warranties by the Employee. The Employee represents and warrants to the Company that: (a) he has the legal authority to execute and perform this Agreement; (b) this Agreement is a valid and binding agreement enforceable against him according to its terms; (c) he has consulted his attorneys and financial advisors with respect to the terms of this Agreement (specifically, including, without limitation, the provisions of Sections 6.2 and 6.3); and (d) he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Employee’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Employee shall not disclose to the Company or to any of the other Protected Parties, or induce the Company or any of the other Protected Parties to use, any proprietary, secret, or confidential information or material belonging to any other individual or entity, including, without limitation, any former employers.

7.4        Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.5        Governing Law, Dispute Resolution and Venue.

(a)        Any and all actions or controversies arising out of this Agreement or the termination thereof, including, without limitation, tort claims, shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

(b)        The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any Party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. In addition, the Parties irrevocably waive any right to request a trial by jury in any such actions or controversies and represent that such Party has had the opportunity to consult with counsel specifically with respect to this waiver.

7.6        Benefit of Agreement; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors, permitted assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. This Agreement also shall inure to the benefit of the Protected Parties, as well as their respective successors and permitted assigns, including any entity with which any Protected Party may merge or consolidate or to which all or substantially all of its or their assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be assigned or delegated.

7.7       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

7.8        Headings; Construction. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the work “including” does not limit the preceding words or terms. Given the full and fair opportunity provided to each Party to consult with their respective counsel with respect to the terms of this Agreement, ambiguities shall not be construed against either Party by virtue of such Party having drafted the subject provision.

7.9        Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Employee acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

7.10        Judicial Modification. If any court of competent jurisdiction determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court of competent jurisdiction determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

7.11        Compliance with Law. This Agreement is intended to comply with the requirements of Code Section 409A and the regulations promulgated thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Code Section 409A, the provision shall be read in such a manner so that all payments under Sections 4 and 5 shall comply with Code Section 409A. For purposes of this Agreement, the terms “employment termination,” “termination of employment” and terms of like meaning are intended to constitute a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1). If necessary to comply with Code Section 409A(a)(2)(B) concerning payments to a “specified employee,” any payment on account of the Employee’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall nonetheless be delayed until the first business day of the seventh month following the Employee’s separation from service, or the Employee’s death, if earlier, at which time all delayed payments shall be aggregated and paid in a lump sum. Notwithstanding the foregoing, the Employee shall be responsible for any taxes, interest and penalties imposed on the Employee under or as a result of Code Section 409A in connection with the receipt of payments and benefits under this Agreement.

7.12        Tax Withholding. The Employee authorizes the Company to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

7.13        Notice of New Employment or Engagement. The Employee shall, during the Non-Compete Period and Non-Solicit Period, give written notice to the Company, within ten (10) calendar days after accepting any employment or other engagement to perform services, of the identity of the individual or entity by whom or which the Employee has been employed or engaged. The Company may notify such individual or entity that the Employee is bound by this Agreement and, at the Company’s election, furnish such individual or entity with a copy or summary of this Agreement (in whole or in part).

7.14       Indemnification. The Company shall indemnify and hold the Employee harmless, to the extent permitted by the Company’s Bylaws (as amended from time to time), against all liability, expense or loss (including reasonable attorneys’ fees and penalties) incurred by the Employee by reason of the fact that the Employee is an officer of the Company acting within the scope of the Employee’s duties and authorities.

7.15        Survival. The provisions of Sections 5, 6, and 7 of this Agreement shall survive the termination of this Agreement and the employment relationship hereunder.

7.16       Recoupment. The Company’s recoupment policies shall apply to all bonuses and awards, if any, payable to the Employee under this Agreement. If the Company restates its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, any payments pursuant to this Agreement for or in respect of the year that is restated, may be recovered to the extent the payments made exceed the amount that would have been paid as a result of the restatement. Additionally, without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations or policies thereunder or as is otherwise required by applicable law or stock exchange listing conditions. Without limitation of the foregoing, all bonuses and other incentives payable under this Agreement will be forfeited by the Employee or recouped in their entirety by the Company if it is determined that (i) the Employee engaged in, or knowingly permitted, intentional misconduct pertaining to any financial reporting requirement under the Federal securities laws resulting in the Company being required to prepare and file an accounting restatement with the Securities and Exchange Commission as a result of such misconduct; or (ii) the Employee engaged in, or knowingly permitted, any fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the Company’s financial results as filed with the Securities and Exchange Commission. If triggered, then to the fullest extent permitted by law, the Company may require the Employee to reimburse the Company for, or surrender to the Company, all or a portion of any bonus or other incentive compensation under this Agreement received in cash or shares of Common Stock within the last twelve (12) months, and remit to the Company any profits realized from the sale of Common Stock within the last twelve (12) months.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EMPLOYEE:

/s/ Reid H. Southby

Reid H. Southby

TOWER AUTOMOTIVE OPERATIONS USA I, LLC

By: /s/ James C. Gouin

Name: James C. Gouin

Title: President and CEO

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